Exhibit 99.1

Coach Reports Second Quarter Earnings of $1.00, up 33% on a 19% Sales Increase

Establishes New $1.5 Billion Stock Repurchase Program

NEW YORK--(BUSINESS WIRE)--January 25, 2011--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today announced sales of $1.26 billion for its second fiscal quarter ended January 1, 2011, compared with $1.07 billion reported in the same period of the prior year, an increase of 19%. Net income for the quarter totaled $303 million, with earnings per diluted share of $1.00. This compared to net income of $241 million and earnings per diluted share of $0.75 in the prior year’s second quarter, increases of 26% and 33%, respectively.

Concurrently, the company also announced that its Board of Directors has authorized the repurchase of up to $1.5 billion of its outstanding common stock by June 30, 2013.

Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, “We’re extremely pleased with the strong holiday sales and earnings growth we achieved, marking a continuation of the trends we have seen throughout the past calendar year. Our performance - led by exceptional North American comparable store sales – reflected the brand’s vibrancy across channels and geographies.”

For the second fiscal quarter, operating income totaled $453 million, up 19% from the $381 million reported in the comparable year ago period, while the operating margin was 35.9% versus 35.8% reported in the prior year. During the quarter, gross profit increased 19% to $915 million from $771 million a year ago. Gross margin remained strong on a year-over-year basis at 72.4%, as channel mix offset sourcing cost benefits. SG&A expenses as a percentage of net sales was 36.5%, compared to the 36.6% reported in the year-ago quarter.

The company also announced that during the second fiscal quarter, it repurchased and retired nearly seven million shares of its common stock at an average cost of $55.72, spending a total of $388 million. At the end of the period, approximately $35 million remained under the company’s previous repurchase authorization.

For the six months ended January 1, 2011, net sales were $2.18 billion, up 19% from the $1.83 billion reported in the first six months of fiscal 2010. Net income totaled $492 million, up 29% from the $382 million reported a year ago, while earnings per share rose 37% to $1.62 from $1.19.

Second fiscal quarter sales results in each of Coach’s primary channels of distribution were as follows:

  Direct-to-consumer sales increased 17% to $1.10 billion from $934 million last year. North American comparable store sales for the quarter rose 12.6%. In Japan, sales were even on a constant-currency basis, while dollar sales rose 8% driven by a stronger yen. China sales remained robust, as POS sales continued to comp at a double-digit rate.
  Indirect sales increased 28% to $168 million in the second quarter from the $131 million reported in the prior year. This gain reflected significant growth in shipments into international wholesale and U.S. department stores, given positive POS sales, notably in the international business.

During the second quarter of fiscal 2011, the company opened two retail stores and one factory store in North America, bringing the total to 347 retail stores and 129 factory stores as of January 1, 2011. In Japan, Coach opened one store while a travel retail location was also added, taking the total to 171 at the end of the quarter. In China, three new locations were opened during the quarter, bringing the total to 52.

Mr. Frankfort continued, “We were especially pleased with the strength of our North American direct-to-consumer businesses during the holiday season, as total revenues increased by 17% and comparable store sales rose over 12%. We saw continued improvement in productivity in our retail stores, while our factory business remained remarkably strong. The most significant comp driver of our retail businesses this holiday was conversion, reflecting the strength of our product assortment and the vitality of the brand.”

“We were also particularly pleased with the traction we’re achieving in our Men’s business, a key global initiative for Coach. Specifically, we are achieving excellent results in our full priced businesses in our New York City concept store, shops in Japan and in our retail stores that carry a broader men’s assortment. We’re also delighted with the initial performance of our dedicated Men’s factory stores, both in the U.S. and in Japan."

“As demonstrated by our holiday performance, Coach is a growth company. Our results underscore our confidence in our ability to generate double-digit sales and earnings gains for the balance of the fiscal year on a comparable 52-week basis, and during our planning horizon. The announcement today of the authorization of a new buyback program reflects this confidence in Coach’s business outlook as well as our financial strength. We will capitalize on the significant growth opportunities available to us both domestically and internationally, through maximizing productivity in existing stores and expanding our distribution, as we develop our increasingly global brand,” Mr. Frankfort concluded.

Coach will host a conference call to review second fiscal quarter results at 8:30 a.m. (ET) today, January 25, 2011. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 and asking for the Coach earnings call led by Andrea Shaw Resnick, SVP of Investor Relations & Corporate Communications. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723. A webcast replay of this call will be available for five business days on the Coach website.

Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women’s and men’s small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear, fragrance, jewelry and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach’s website at www.coach.com. Coach’s shares are traded on the New York Stock Exchange under the symbol COH.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," “target,” "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K for a complete list of risk factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Six Months Ended January 1, 2011 and December 26, 2009
(in thousands, except per share data)
(unaudited)

	QUARTER ENDED		SIX MONTHS ENDED
	January 1,	December 26,	January 1,	December 26,
	2011	2009(1)	2011	2009(1)

Net sales	$1,264,457	$1,065,005	$2,176,126	$1,826,442

Cost of sales	349,281	294,066	584,779	505,325

Gross profit	915,176	770,939	1,591,347	1,321,117

Selling, general and
administrative expenses	461,841	390,102	852,352	717,033

Operating income	453,335	380,837	738,995	604,084

Interest income, net	230	1,904	478	3,739

Other expense	(1,124)	-	(1,934)	-

Income before provision for income taxes	452,441	382,741	737,539	607,823

Provision for income taxes	149,013	141,791	245,235	226,046

Net income	$303,428	$240,950	$492,304	$381,777

Net income per share

Basic	$1.02	$0.76	$1.66	$1.20

Diluted	$1.00	$0.75	$1.62	$1.19

Shares used in computing
net income per share

Basic	297,214	317,458	296,913	317,761

Diluted	304,655	321,381	303,106	321,137

(1) Amounts presented differ from amounts previously reported due to change in income statement classification. On July 4, 2010, the Company changed its income statement classification for interest and penalties recognized for uncertain tax positions, codified within the Accounting Standards Codification Topic 740, from interest income, net to the provision for income taxes.

COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At January 1, 2011, July 3, 2010 and December 26, 2009
(in thousands)
(unaudited)

	January 1,	July 3,	December 26,
	2011	2010	2009
ASSETS

Cash, cash equivalents and short term investments	$939,832	$696,398	$1,103,177
Receivables	180,583	109,068	178,849
Inventories	367,410	363,285	269,200
Other current assets	134,799	133,890	165,166

Total current assets	1,622,624	1,302,641	1,716,392

Property and equipment, net	541,471	548,474	564,483
Other noncurrent assets	630,576	616,000	588,255

Total assets	$2,794,671	$2,467,115	$2,869,130

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$103,876	$105,569	$120,167
Accrued liabilities	461,489	422,725	457,557
Revolving credit facilities	27,119	-	-
Current portion of long-term debt	790	742	737

Total current liabilities	593,274	529,036	578,461

Long-term debt	23,550	24,159	24,339
Other liabilities	439,389	408,627	400,764

Stockholders' equity	1,738,458	1,505,293	1,865,566

Total liabilities and stockholders' equity	$2,794,671	$2,467,115	$2,869,130

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
SVP Investor Relations & Corporate Communications